Press Release
COTT REPORTS Q1 RESULTS
•	Reported earnings per share of $0.07, compared to a loss of $0.03 per share in Q1 2006

•	Gross margin of 13.4% shows consistent performance with prior year first quarter

•	International business unit delivers strong quarter with 31.8% volume growth and 25.6% revenue growth over prior year first quarter
(All information in U.S. dollars)
TORONTO, April 26, 2007 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the first quarter ended March 31, 2007.
FIRST QUARTER CONSOLIDATED RESULTS
First quarter volume was 317.8 million eight-ounce equivalent cases, up 7.7% compared to the first quarter of 2006. The increase was driven by a 31.8% increase in the International business unit compared to the prior year first quarter, the majority of which was Royal Crown concentrate volume growth. Revenue increased 1.5% in the quarter to $400.2 million, compared to $394.2 million in the first quarter of the prior fiscal year. Excluding the impact of foreign exchange, revenue was relatively flat compared to the prior year first quarter.
First quarter gross margin was 13.4%, flat compared to the prior year first quarter. This result reflects the benefits of the Company’s recent cost reduction efforts, which offset commodity cost increases of $16 million above those of the prior year first quarter.
Net income and earnings per share returned to profitability in the quarter at $4.8 million or $0.07 per diluted share, compared to a loss of $2.1 million or ($0.03) per diluted share, respectively, in the first quarter of 2006. As a result of the adoption of FASB Interpretation No. 48 as of the beginning of 2007, the Company has recorded a charge of $0.8 million in income tax expense for unrecognized tax benefits.
1st Quarter Key Indicators

	2007	2006
Volume (8oz MM)	317.8	295.0
Revenue ($MM)	$400.2	$394.2
Gross Margin	13.4%	13.4%
Restructuring, Assets Impairment & Other Charges ($MM)	$0.3	$5.0
Operating Income ($MM)	$15.5	$7.7
Reported EPS	$0.07	$(0.03)

Press Release
“The first quarter performance is further evidence that we are taking the right actions to rebuild Cott’s profitability,” said Cott Chief Executive Officer Brent Willis. “Our teams are doing a good job executing against our objectives and are demonstrating the discipline, focus and commitment required to deliver against our priorities of cost reduction, customer partnership and innovation.”
FIRST QUARTER BUSINESS UNIT HIGHLIGHTS
North American revenue declined 4.9% when compared to the first quarter of 2006, as a result of overall industry softness and actions the Company has taken to rationalize underperforming SKUs, product lines and customers. These actions have had a positive impact on North American gross margin and the Company plans to continue rationalization of unprofitable products where it makes sense to do so, despite the potential short-term negative impact on volume and revenue.
The International business unit continued to deliver strong revenue growth, up 25.6% compared to the same period last year. All components of the business unit, which is comprised of the U.K., Europe, Mexico, and all of Cott’s other international markets combined, contributed strong organic revenue growth in the quarter.
“We are beginning to unlock the potential of Cott’s international business,” commented Willis. “We’re leveraging international expertise across geographies, and beginning to capture the benefit of the Company’s global functions and resources. Our expansion plans with key global retailers are progressing well and we look forward to introducing new beverages to new consumers in targeted international markets,” added Willis.
OTHER FINANCIAL INFORMATION
Selling, general and administrative (SG&A) expenses declined 5.5% to $37.7 million, as compared to $39.9 million in last year’s first quarter, despite increased investment in sales and marketing compared to the first quarter of 2006.
The first quarter operating income more than doubled to $15.5 million from $7.7 million in the prior year first quarter. Restructuring charges, asset impairments and other charges were $0.3 million on a pre-tax basis in the quarter. This compares to pre-tax charges of $5.0 million in the first quarter of 2006 which were recorded for the closure of the Ohio plant and costs associated with the the U.K. Competition Commission’s review of Cott’s acquisition of Macaw.

Press Release
PROGRESS IN KEY STRATEGIC AREAS
Cott continued to make progress in the first quarter in its three key areas of strategic focus, plus its key organizational enabler:
1. Lowest cost producer
2. Retailers’ best partner
3. Innovation pipeline
+1 High-performance, world class organization
•	Cott continued to expand market penetration in its four innovation focus areas: premium ready-to-drink teas, energy drinks, sports drinks, and flavored and enhanced waters. The Company has begun distribution of this innovation portfolio in numerous grocery, mass merchandise, convenience and gas customers across North America.
•	The Company’s installation of the second aseptic manufacturing line in one of Cott’s U.K. production facilities proceeded on plan and on budget. The additional production line is expected to double the Company’s aseptic capacity, allowing Cott to respond to the increasing demand for preservative-free products in the U.K. and Europe.
•	Two senior management appointments during the quarter strengthened the Company’s leadership. Juan Figuereo was appointed Chief Financial Officer and brings nearly two decades of senior finance experience in the snack foods, beverage, and retail industries, most recently as Vice-President, Mergers & Acquisitions for Wal-Mart International. Bill Reis joined the Company as Chief Procurement Officer bringing 13 years of procurement experience with the Coca-Cola Company, and most recently as Chief Procurement Officer for Revlon.
•	David T. Gibbons was appointed to Cott’s Board of Directors during the quarter, adding further strength in finance and diversity of executive experience to the Board. Mr. Gibbons is an international business executive with global experience in Rubbermaid and 3M who is currently Chairman and was recently CEO of the Perrigo Company, a publicly-traded manufacturer of retailer brand over-the-counter pharmaceutical and nutritional products.

Press Release
PERFORMANCE AGAINST BUSINESS MODEL
First quarter results were in line on volume and gross margin, and well ahead on operating income, against our long-term business targets. Results were short of the revenue range in the quarter, but as the Company completes its portfolio rationalization and as it continues to implement its new product/channel expansion initiatives over the course of the year, it expects revenue growth to come closer to its long-range targets.
“We remain confident that there is multi-year growth ahead for Cott,” added Willis. “As previously communicated, for 2007 we expect volume and revenue growth to be on the lower end and operating income growth to be on the upper end of the Company’s long-term targets.”
First Quarter Results Conference Call
Cott Corporation will host a conference call today, Thursday, April 26, at approximately 1 PM ET to discuss first quarter financial results.
For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:
North America: (800) 733-7560
International: (416) 644-3418
Annual and Special Meeting of Shareowners
Cott Corporation’s Annual and Special Meeting of shareowners will take place today, Thursday, April 26, 2007 at 8:30 AM ET at St. Andrew’s Club and Conference Centre, 150 King Street West, 27th Floor, St. Andrew’s Hall, Toronto, Ontario.
Webcast
To access Cott’s Shareowner Meeting or first quarter conference call with analysts over the Internet, please visit the Company’s website at http://www.cott.com. Please log on 15 minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcast, a replay of both events will be available at Cott’s website until May 4, 2007.
About Cott Corporation
Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, our customers, or other third parties.

Press Release
Safe Harbor Statements
This press release contains or refers to forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on the assumption that volume and revenue will be consistent with historical trends, that margins will improve through a balance of revenue realization and cost containment, and that interest rates will remain constant and debt levels will decline, and, in the case of the statements relating to new product introductions and capacity increases, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company’s measures to increase volume and revenue, reduce costs and increase operating income, obtain capacity increases, and introduce new products are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
(Financial tables in Exhibits 1-5 attached)
COTT CONTACTS:

Media Relations Kerry Morgan	Tel: (416) 203-5613

Investor Relations Edmund O’Keeffe	Tel: (416) 203-5617

EXHIBIT 1
COTT CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in millions of US dollars except per share amounts, US GAAP)
Unaudited

	For the three months ended
	March 31, 2007	April 1, 2006
Sales	$400.2	$394.2
Cost of sales	346.7	341.5

Gross profit	53.5	52.7

Selling, general and administrative expenses	37.7	39.9
Loss on disposal of property, plant & equipment	—	0.1
Restructuring, asset impairments and other charges
Restructuring	0.3	1.6
Asset impairments	—	1.4
Other	—	2.0

Operating income	15.5	7.7

Other (income) expense, net	0.2	(0.2)
Interest expense, net	7.8	8.2
Minority interest	0.7	1.0

Income (loss) before income taxes	6.8	(1.3)

Income tax expense	2.0	0.8

Net income (loss)	$4.8	$(2.1)

Volume - 8 oz equivalent cases	317.8	295.0
- Filled Beverage	192.9	199.9

Net income (loss) per common share
Basic	$0.07	$(0.03)
Diluted	$0.07	$(0.03)

Weighted average outstanding shares
Basic	71,751,553	71,712,399
Diluted	71,794,871	71,755,031

EXHIBIT 2
COTT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended
	March 31, 2007	April 1, 2006
Operating Activities
Net income (loss)	$4.8	$(2.1)
Depreciation and amortization	17.9	19.3
Amortization of financing fees	0.3	0.3
Share-based compensation	2.5	2.7
Deferred income taxes	0.2	0.2
Increase in other income tax liabilities	0.8	—
Minority interest	0.7	1.0
Loss on disposal of property, plant & equipment	—	0.1
Asset impairments	—	1.4
Other non-cash items	0.3	0.3
Net change in non-cash working capital	(12.1)	(15.8)

Cash provided by operating activities	15.4	7.4

Investing Activities

Additions to property, plant and equipment	(16.2)	(8.3)
Additions to intangibles and other assets	(0.4)	(2.4)
Proceeds from disposal of property, plant & equipment	0.2	0.7

Cash used in investing activities	(16.4)	(10.0)

Financing Activities

Payments of long-term debt	(1.2)	(0.2)
Short-term borrowings	(4.2)	(7.0)
Distributions to subsidiary minority shareowner	(0.6)	(1.1)
Other financing activities	(0.1)	(0.1)

Cash used in financing activities	(6.1)	(8.4)

Effect of exchange rate changes on cash	(0.1)	0.1

Net decrease in cash	(7.2)	(10.9)

Cash, beginning of period	13.4	21.7

Cash, end of period	$6.2	$10.8

EXHIBIT 3
COTT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions of US dollars, US GAAP)
Unaudited

	March 31, 2007	December 30, 2006
ASSETS
Current assets
Cash	$6.2	$13.4
Accounts receivable	196.6	187.0
Income taxes recoverable	16.3	17.8
Inventories	147.9	131.2
Prepaid and other expenses	11.9	10.3
Deferred income taxes	12.9	11.7

	391.8	371.4

Property, plant and equipment	364.6	360.2
Goodwill	159.1	158.4
Intangibles and other assets	247.8	250.7
Deferred income taxes	9.8	—

	$1,173.1	$1,140.7

LIABILITIES AND SHAREOWNERS’ EQUITY

Current liabilities
Short-term borrowings	$103.7	$107.7
Current maturities of long-term debt	1.7	2.0
Accounts payable and accrued liabilities	201.0	186.5

	306.4	296.2

Long-term debt	276.7	275.2
Deferred income taxes	49.7	48.2
Other tax liabilities	31.0	11.5

	663.8	631.1

Minority interest	21.0	20.9

Shareowners’ equity
Capital stock	273.4	273.4
Restricted shares	(0.6)	(0.7)
Additional paid-in-capital	27.7	29.8
Retained earnings	169.2	168.7
Accumulated other comprehensive income	18.6	17.5

	488.3	488.7

	$1,173.1	$1,140.7

EXHIBIT 4
COTT CORPORATION
SEGMENT INFORMATION
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended
	March 31, 2007	April 1, 2006
Sales
North America	$295.6	$310.9
International	104.6	83.3

	$400.2	$394.2

Operating income
North America	$10.6	$5.0
International	4.9	2.7

	$15.5	$7.7

EXHIBIT 5
COTT CORPORATION
SUPPLEMENTARY INFORMATION — NON GAAP MEASURES
(in millions of US dollars)
Unaudited
Change in revenue excluding foreign exchange

	For the three months ended
	March 31, 2007
	Cott	North America	International
Change in revenue	$6.0	$(15.3)	$21.3
Impact of foreign exchange	(6.5)	0.5	(7.0)

Change excluding foreign exchange	$(0.5)	$(14.8)	$14.3

Percentage change excluding foreign exchange	(0%)	(5%)	16%